Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Hawaiian Tax-Free Trust
(the Trust) was held on October 1, 2015. The holders of shares representing 75% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1. To elect Trustees.

Dollar Amount of Votes:

	Trustee				For			Withheld

Diana P. Herrmann			$567,164,718		$19,109,555
Richard L. Humphreys			$566,673,342		$19,600,931
Bert A. Kobayashi, Jr.			$559,125,905		$27,148,368
Glenn P. OFlaherty			$568,161,129		$18,113,144
Russell K. Okata			$548,596,894		$37,677,379


2. To ratify the selection of Tait, Weller & Baker LLP as the Trusts independent registered public accounting firm.

Dollar Amount of Votes:

		For			Against			Abstain

		$562,796,726		$9,756,204		$13,721,296




Shareholder Meeting Results (unaudited)

The reconvened Special Meeting of Shareholders of Hawaiian Tax-Free Trust (the Trust) was held on November 10, 2015. The holders of shares representing 60% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

Dollar Amount of Votes

1.  Approve an Amended and Restated Declaration of Trust regarding:

				FOR		AGAINST		ABSTAIN

1A. Future Amendments	411,127,047	$20,930,342		$32,965,918
1B. Termination		$395,165,666	$32,509,314		$37,348,327
1C. Annual Shareholder
	Meetings	$415,438,939	$17,275,862		$32,308,506
1D. Removal of Trustees$412,475,913	$14,222,256	$	38,325,138
1E. Indemnification/liability of
       Trustees, officers and
       employees	$408,489,164	$20,041,976		$36,492,167
1F. Shareholder/Derivative
        Actions		$400,562,339	$27,697,200		$36,763,768
1G. Number of Trustees/
        Vacancies	$407,150,041	$22,421,465		$35,451,801
1H. Series and classes	$412,847,603	$14,613,874		$37,561,830
1I. Other changes effected by Amended
        Declaration	$402,700,651	24,624,579		$37,698,077


2.  Approve changes to the Trusts fundamental policies relating to:

				FOR	AGAINST			ABSTAIN

2A. Concentration of Trust
       Investments	$413,441,597	$17,253,151		$34,328,559
2B. Lending of Trust
       assets		$389,795,848	$33,644,401		$41,583,058
2C. Borrowing of money	$387,993,981	$36,546,463		$40,482,863
2D. Issuance of senior
       securities	$407,693,138	$21,087,239		$36,242,930
2E. Investments in
       commodities	$397,895,020	$29,820,964		$37,307,320
2F. Certain affiliated
       transactions 	$398,842,873	$25,635,148		$40,545,286
2G. Investments in real
        estate		$406,127,670	$24,481,761		$34,413,876
2H. Restrictions on control
       Investments	$407,012,774	$21,454,085		$36,556,448
2I. Restrictions on short sales and
       use of margin	$400,834,213	$28,605,040		$35,584,053
2J. Underwriting	$401,004,221	$24,166,977		$39,852,109